Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 1, 2018
(218) 628-2217

IKONICS REPORTS RECORD THIRD QUARTER SALES

DULUTH, MN - IKONICS Corporation (Nasdaq:IKNX), a Duluth-based imaging technology company, reported continued revenue growth with record third quarter sales, up 17% over the third quarter of 2017, as each business unit posted strong gains for the quarter. For the third quarter of 2018, IKONICS realized a loss of $0.01 per diluted share compared to a loss of $0.06 per diluted share for the same period in 2017. On a year-to-date basis, 2018 sales are up 9% over 2017 with a loss of $0.01 per diluted share in 2018 compared to a loss of $0.30 per diluted share for the same period in 2017.

Bill Ulland, IKONICS CEO, said, “In addition to our continued sales growth, we are very excited by a study recently released by NASA showing that acoustic liners perforated with a slot pattern not only lessen engine noise but also reduce liner drag by as much as 50%. The report is summarized in a brochure prepared by our AMS business unit, available in the Literature section of our website’s Advanced Material Solutions division, and was also summarized in the September 8 edition of Aviation Week. We believe that the AMS method of perforating liners lends itself to creating slot patterns as opposed to the conventional method of drilling holes,” continued Ulland.

“The reduced drag results in reduced fuel consumption and a corresponding reduction in cost. We see this as a positive development for our AMS business, and have been approached by NASA to enter into a Nonreimbursable Space Act Agreement for future work.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K and 10-Q, and other reports on file with the SEC.

ISO 9001 Certified

NASDAQ Listed: IKNX

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Nine Months Ended September 30, 2018 and 2017

	Three Months Ended		Nine Months Ended
	9/30/18	9/30/17	9/30/18	9/30/17
Net sales	$4,651,358	$3,984,100	$13,357,013	$12,298,453

Cost of goods sold	3,124,539	2,660,149	8,805,460	8,441,010

Gross profit	1,526,819	1,323,951	4,551,553	3,857,443

Operating expenses	1,548,760	1,474,141	4,517,254	4,728,865

Income (loss) from operations	(21,941)	(150,190)	34,299	(871,422)

Interest expense	(23,298)	(20,832)	(67,040)	(62,475)

Other	13,760	6,309	34,986	17,364

Income (loss) before income taxes	(31,479)	(164,713)	2,245	(916,533)

Income tax expense (benefit)	(6,727)	(53,760)	12,399	(321,617)

Net loss	$(24,752)	$(110,953)	$(10,154)	$(594,916)

Loss per common share-basic and diluted	$(0.01)	$(0.06)	$(0.01)	$(0.30)

Average diluted shares outstanding	1,983,553	2,005,096	1,983,553	2,014,055

CONDENSED BALANCE SHEETS
As of September 30, 2018 and December 31, 2017

	9/30/2018	12/31/2017
Assets	(unaudited)
Current assets	$8,722,134	$8,271,383
Property, plant, and equipment, net	8,215,120	8,301,661
Intangible assets, net	368,823	351,186
	$17,306,077	$16,924,230
Liabilities and Stockholders' Equity
Current liabilities	$1,336,878	$875,781
Long-term debt	2,854,529	2,946,518
Deferred income taxes	156,839	144,000
Stockholders' equity	12,957,831	12,957,931
	$17,306,077	$16,924,230

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
For the Nine Months Ended September 30, 2018 and 2017

	9/30/2018	9/30/2017
Net cash provided by operating activities	$1,071,061	$147,620
Net cash provided by (used in) investing activities	(337,584)	1,141,249
Net cash used in financing activities	(103,452)	(336,338)

Net increase in cash and cash equivalents	630,025	952,531
Cash and cash equivalents at beginning of period	929,700	1,048,713

Cash and cash equivalents at end of period	$1,559,725	$2,001,244